Exhibit (a)(1)(E)

H&R BLOCK, INC.

OFFER TO PURCHASE FOR CASH

UP TO $1,500,000,000 OF ITS COMMON STOCK

AT A PURCHASE PRICE NOT LESS THAN $32.25

AND NOT GREATER THAN $37.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, OCTOBER 2, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

September 2, 2015

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 2, 2015 (the “Offer to Purchase”), and the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the “Offer”) in connection with H&R Block, Inc.’s (“H&R Block” or the “Company”) offer to purchase for cash shares of its common stock, no par value per share (the “Shares”), for an aggregate purchase price of up to $1,500,000,000, pursuant to (i) auction tenders at prices specified by the tendering shareholders of not less than $32.25 and not greater than $37.00 per Share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer, receipt of which is hereby acknowledged. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

After the Expiration Time, H&R Block will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will be not less than $32.25 and not greater than $37.00 per Share, that the Company will pay for Shares purchased in the Offer. The Purchase Price will be the lowest price per Share that will enable the Company to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of up to $1,500,000,000. Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $1,500,000,000 are validly tendered and not validly withdrawn, H&R Block will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction, in H&R Block’s reasonable judgment, or waiver of the conditions to the Offer. However, because of the proration, “Odd Lot” priority and conditional tender provisions described in the Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price more than $1,500,000,000.

Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of more than $1,500,000,000 (or such greater value of Shares as the Company may elect to purchase, subject to applicable law and the terms of the Offer) are validly tendered at or below the Purchase Price and not validly withdrawn, the Company will purchase Shares at the Purchase Price, in the following priority: (i) first, H&R Block will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who validly tender all of their Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference); (ii) second, after purchasing all the Odd Lots that were validly tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender), subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, H&R Block will purchase Shares at the Purchase Price from all other holders who validly tender Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until H&R Block has acquired Shares having an aggregate purchase price of $1,500,000,000 (or such greater value as we may elect to purchase, subject, subject to applicable law); and (iii) third, only if necessary to permit H&R Block to purchase Shares having an aggregate purchase price of $1,500,000,000 (or such greater value of Shares as H&R Block may elect to purchase, subject to applicable law and the terms of the Offer), H&R Block will purchase Shares at the Purchase Price from shareholders who have validly tendered Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have validly tendered all of their Shares and not validly withdrawn them before the Expiration Time. Therefore, the Company may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price or by Purchase Price Tender. See Sections 1 and 6 of the Offer to Purchase.

If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the Expiration Time or the valid withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at the DTC, the Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case at H&R Block’s expense.

In addition, in the event that Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $1,500,000,000 are tendered in the Offer, H&R Block may exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the Expiration Time. H&R Block also expressly reserves the right, in its sole discretion, to amend the Offer to purchase more than $1,500,000,000 in value of Shares in the Offer subject to applicable law. See Section 1 and 16 of the Offer to Purchase.

WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. Shares may be tendered at a price not less than $32.25 and not greater than $37.00 per Share or at the Purchase Price determined pursuant to the Offer, as indicated in the attached Instruction Form, net to the seller in cash, less any applicable withholding taxes and without interest. Tendering Shares by a Purchase Price Tender will maximize the likelihood of having H&R Block purchase all of the Shares tendered by you (subject to the possibility of proration). You should understand that this election may lower the Purchase Price paid for all purchased Shares in the Offer and could result in the tendered Shares being purchased at the minimum price of $32.25 per Share.

2. You should consult with your broker and/or financial or tax advisor with respect to the effect of proration of the Offer and the advisability of making a conditional tender.

3. The Offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on Friday, October 2, 2015, unless the Offer is extended by H&R Block.

4. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, including the Financing Condition. See Sections 7 and 9 of the Offer to Purchase.

5. The Offer is for Shares for an aggregate purchase price of up to $1,500,000,000. As of August 31, 2015, the last trading day before H&R Block announced its intention to make the Offer, H&R Block had 276,359,906 issued and outstanding Shares. At the maximum Purchase Price of $37.00 per Share, H&R Block would purchase 40,540,541 Shares if the Offer is fully subscribed, which would represent approximately 14.7% of the issued and outstanding Shares as of August 31, 2015. At the minimum Purchase Price of $32.25 per Share, H&R Block would purchase 46,511,628 Shares if the Offer is fully subscribed, which would represent approximately 16.8% of the issued and outstanding Shares as of August 31, 2015.

6. None of H&R Block, its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender them. You must make your own decision as to whether, and at what price or prices, to tender your Shares pursuant to the Offer. In doing so, you should read carefully the information in, or incorporated by reference in, the Offer to Purchase, the related Letter of Transmittal and the other Offer materials, including the purpose and effects of the Offer. You should discuss whether to tender your Shares with your broker and/or financial or tax advisor.

7. The purchase price will be paid net to the tendering shareholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in the Offer to Purchase, stock transfer taxes on the purchase of Shares by H&R Block in the Offer.

If you wish to have H&R Block tender any or all of your Shares, please instruct H&R Block by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to the Company is enclosed. If you authorize H&R Block to tender your Shares, all such Shares will be tendered unless otherwise indicated on the attached Instruction Form. If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. H&R Block must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

Please forward your Instruction Form(s) to H&R Block as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the Shares. H&R Block is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If H&R Block becomes aware of any jurisdiction within the United States where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, H&R Block will make a good faith effort to comply with the applicable law. If, after a good faith effort, H&R Block cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction within the United States. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

INSTRUCTIONS FORM

With Respect to the Offer by

H&R BLOCK, INC.

to Purchase for Cash Up to $1,500,000,000 of Shares

of its Common Stock, No Par Value Per Share,

at a Purchase Price Not Less Than $32.25 and Not Greater Than $37.00 Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 2, 2015, and the related Letter of Transmittal (which, as they may be supplemented or amended from time to time, together constitute the “Offer”) in connection with H&R Block’s offer to purchase shares of its common stock, no par value per share (the “Shares”), for an aggregate purchase price of up to $1,500,000,000, pursuant to (i) auction tenders at prices specified by the tendering shareholders of not less than $32.25 and not greater than $37.00 per Share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer, receipt of which is hereby acknowledged. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

This Instructions Form will instruct you to tender to H&R Block the number of Shares indicated below or, if no number is indicated below, all Shares which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES BEING TENDERED HEREBY:                                          SHARES (Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered)

CHECK ONLY ONE BOX.

PURCHASE PRICE TENDERS: SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO THE OFFER

(See Instruction 5 of the Letter of Transmittal)

☐	The undersigned wishes to maximize the chance of having H&R Block purchase all the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders Shares and is willing to accept the Purchase Price determined by H&R Block pursuant to the Offer. Note that this election is deemed to tender Shares at the minimum Purchase Price under the Offer of $32.25 per Share for purposes of determining the Purchase Price in the Offer and could result in the Purchase Price to be lower and could result in the tendered Shares being purchased at the minimum price of $32.25 per Share.

— OR—

AUCTION PRICE TENDERS: SHARES TENDERED AT A PRICE DETERMINED BY SHAREHOLDER

(See Instruction 5 of the Letter of Transmittal)

By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, the undersigned hereby tenders Shares at the price checked. This action could result in none of the Shares being purchased if the Purchase Price for the Shares is less than the price checked. If the Purchase Price for the Shares is equal to or greater than the price checked, then the Shares purchased by H&R Block will be purchased at the Purchase Price. A shareholder who wishes to tender Shares at more than one price must complete a separate Instructions Form for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED
☐ $32.25 ☐ $32.50 ☐ $32.75 ☐ $33.00	☐ $33.25 ☐ $33.50 ☐ $33.75 ☐ $34.00	☐ $34.25 ☐ $34.50 ☐ $34.75 ☐ $35.00	☐ $35.25 ☐ $35.50 ☐ $35.75 ☐ $36.00	☐ $36.25 ☐ $36.50 ☐ $36.75 ☐ $37.00

ODD LOTS

(See Instruction 15 of the Letter of Transmittal)

As described in Section 1 of the Offer to Purchase, under certain conditions, shareholders holding fewer than 100 Shares may have their Shares accepted for payment before any proration of other tendered Shares. This preference is not available to partial tenders, or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Accordingly, this section is to be completed ONLY if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares. The undersigned either (check one box):

☐	owns, whether beneficially or of record, an aggregate of fewer than 100 Shares and is tendering all such Shares; or

☐	is a broker, dealer, commercial bank, trust company, or other nominee that (i) is tendering for the beneficial owner(s), Shares with respect to which it is the record holder, and (ii) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Shares and is tendering all such Shares.

CONDITIONAL TENDER

(See Instruction 14 of the Letter of Transmittal)

A tendering shareholder may condition his or her tender of Shares upon H&R Block purchasing a specified minimum number of the Shares tendered, as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of Shares you indicate below is purchased by H&R Block pursuant to the terms of the Offer, none of the Shares tendered by you will be purchased. It is the tendering shareholder’s responsibility to calculate and appropriately indicate the minimum number of Shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Each shareholder should consult with his or her broker and/or financial or tax advisor with respect to the advisability of making a conditional offer before completing this section. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering Shares.

Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of Shares that must be purchased from me, if any are purchased from me, is: Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, H&R Block may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her Shares and checked this box:

☐	The tendered Shares represent all Shares held by the undersigned.

SIGN HERE

Name(s) of Record Holder(s):
(Please Type or Print)

Address(es):
(Include Zip Code)

Daytime Area Code and Telephone Number:

Number of Shares (and Certificate No(s), if available):

Taxpayer Notification or Social Security Number:

Date:

Signature(s):